Exhibit 99.2

Albemarle enters into definitive agreement to sell antioxidant, ibuprofen and propofol businesses to SI Group

BATON ROUGE, La., April 16, 2014 - Albemarle Corporation (NYSE: ALB), a leading manufacturer of highly-engineered specialty chemicals, announced today that it has signed a definitive agreement to sell certain assets to SI Group, a leading global developer and manufacturer of chemical intermediates, specialty resins, and solutions. Included in the transaction are Albemarle’s antioxidants and FDA-regulated ibuprofen and propofol businesses and assets, with manufacturing sites in Orangeburg, South Carolina and Jinshan, China; and Albemarle's antioxidant product lines. Certain applications and technical support capabilities in Shanghai, China and Baton Rouge, Louisiana will also be included in the transaction. Terms of the transaction were not disclosed.

Albemarle’s President and CEO, Luke Kissam, said, “This transaction is the next step in our previously announced realignment and reflects our commitment to growing in a sustainable manner through increased focus on maximizing the value of and growing our core businesses. With this transaction, we are placing the antioxidants, ibuprofen and related businesses in the hands of a company with a long history and a proven record of successful integrations and growth. This sale represents the optimal choice to maximize value for our shareholders while positioning these businesses to extend their track record of industry leadership and success going forward.”

The acquisition is subject to customary closing conditions and is expected to close later in 2014.

BofA Merrill Lynch is acting as exclusive financial advisor to Albemarle in connection with this transaction.

About Albemarle
Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its two global business units: Performance Chemicals and Catalyst Solutions. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010, 2011 and 2013. Albemarle employs approximately 3,900 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Albemarle Media Contact: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com
Albemarle Investor Relations Contact: Lorin Crenshaw, (225) 388-7322, Lorin.Crenshaw@albemarle.com

About SI Group
SI Group is a leading global developer and manufacturer of chemical intermediates, specialty resins, and solutions. Founded in 1906 and headquartered in Schenectady, New York, SI Group is a family-owned company with facilities in 10 countries. For more information about SI Group, visit www.siigroup.com.

SI Group Media Contact: Brooke Manrique, (518) 347-4112, brooke.manrique@siigroup.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K.

Albemarle Corporation
451 Florida Street
Baton Rouge, Louisiana, USA